Exhibit 99.1
News Release

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, TX 75039

Celanese Corporation Announces 25 Percent Dividend Increase

DALLAS, April 23, 2012 - Celanese Corporation (NYSE:CE), a global technology and specialty materials company, today announced that its board of directors has approved a 25 percent increase in the company's quarterly common stock cash dividend. The dividend rate increased from $0.06 to $0.075 per share of common stock on a quarterly basis and from $0.24 to $0.30 per share of common stock on an annual basis. The new dividend rate will be applicable to dividends payable beginning in August 2012.

“We continue to be committed to returning value to our stockholders and have increased our quarterly dividend more than 85 percent since 2010,” said Steven Sterin, senior vice president and chief financial officer.

Contacts:
Investor Relations	Media
Jon Puckett	Linda Beheler
Phone: +1 972 443 4965	Phone: +1 972 443 4924
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519
Jon.Puckett@celanese.com	Linda.Beheler@celanese.com

About Celanese
Celanese Corporation is a global technology leader in the production of specialty materials and chemical products that are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,600 employees worldwide and had 2011 net sales of $6.8 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com or the company's blog at www.celaneseblog.com.